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                                                                     EXHIBIT 5.1
                         [Arendt & Medernach Letterhead]



                                                 Converium AG
                                                 General Guisan Quai 26
                                                 CH-8002 Zurich, Switzerland

                                                 Converium Holding AG
                                                 Baarerstrasse 8
                                                 CH-6300 Zug, Switzerland

                                                 Converium Finance S.A.
                                                 Boulevard Napoleon Ier, 54
                                                 L-2210 Luxembourg






                                                 Luxembourg, December 18, 2002
                                                 GH/OP - 21411.019L

Ladies and Gentlemen,


We are lawyers admitted to practice under the laws of Luxembourg.


We have acted as counsel in Luxembourg for Converium Finance S.A. (the "COMPANY") in connection with the Company's registration statement on Form F-1 Registration Statement (Registration Number 333-101169) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on November 12, 2002, on December 11, 2002 and on the date hereof (the "REGISTRATION STATEMENT"), relating to the registration of Guaranteed Subordinated Notes due 2032 (the "NOTES") to be issued pursuant to an indenture (the "INDENTURE") to be entered into by and between the Company as Issuer, Converium AG and Converium Holding AG as Guarantors and JPMorgan Chase Bank as Trustee and Paying Agent.


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The Indenture and the Notes are hereinafter collectively referred to as the
"OPINION DOCUMENTS".

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Opinion Documents.

This opinion is limited to Luxembourg law of general application at the date of this opinion as currently applied by the Luxembourg courts, and is given on the basis that it will be governed by and construed in accordance with Luxembourg law. We have made no investigation of, and do not express or imply any views on the laws of any country other than Luxembourg. Luxembourg courts have exclusive jurisdiction with respect to this opinion.

For the purpose of this opinion, we have examined:

(i)       a non-executed copy of the Indenture;

(ii)      a non-executed form of the Notes as included in the Indenture;

(iii)     an executed copy of the Registration Statement;

(iv) a copy of the articles of incorporation of the Company as of October 7, 2002 (the "ARTICLES OF INCORPORATION");

(v) an executed copy of the circular resolution of the board of directors of the Company dated December 4, 2002 (the "BOARD MINUTES").

We have assumed:

i) the genuineness of all signatures on all documents as well as the completeness and conformity to original documents of all copies and/or other specimen documents submitted to us;

ii) that the copies of the Articles of Incorporation and of the Board Minutes submitted to us for examination, are true, complete and up to date copies;

iii) that the Board Minutes and the Opinion Documents were completed and refer to a same interest rate applicable to the Notes;

iv)       that the total amount of the Notes to be issued does not exceed
          201,250,000 $;

v) that the Opinion Documents have been or will be executed by each of the parties thereto in the form examined by us;

vi) that the Opinion Documents have been or will be executed by the persons authorized to sign such documents for and on behalf of the Company as indicated in the Board Minutes;

vii) that all consents, approvals, authorisations, or orders required from any governmental or other regulatory authorities outside Luxembourg and all other requirements outside Luxembourg for the legality, validity and enforceability of the Opinion Documents have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which the Opinion Documents are subject have been satisfied;


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viii)     that there are no provisions of the laws of any jurisdiction other than Luxembourg which would be contravened by the execution of the Opinion Documents and that, insofar as any obligation to be incurred or performed under the Opinion Documents is to be performed in or is otherwise subject to the laws of any jurisdiction other than Luxembourg, its performance will not be illegal by virtue of the laws of that jurisdiction;

ix) that the Opinion Documents constitute the legal, valid, binding and enforceable obligations of the parties thereto for all purposes of the laws of the State of New York to which it is expressly made subject except for the subordination provisions in the Subordination Guarantee;

x) that any agreement or document referred to in the Opinion Documents constitutes the legal, valid, binding and enforceable obligations of the parties thereto for all purposes of the respective law to which it is subject;

xi) that all representations and warranties, if any, set out in the Opinion Documents (other than representations and warranties as to matters of Luxembourg law on which we express an opinion herein) are and will be true and accurate when made;

xii) that any present or future collateral as referred to in the Opinion Documents or as referred to in any agreement or document referred to in the Opinion Documents is not and will not be located or deemed to be located in Luxembourg;

xiii) that the above-mentioned meeting of the board of directors of the Company was properly convened; that all directors who attended and voted at such meeting were entitled to do so; that the resolutions passed by the board of directors at such meeting were properly passed and that the directors have properly performed their duties and all provisions relating to the declaration of directors' interests or the power of interested directors to vote were fully observed;

xiv) that the Company has complied with all legal requirements of the Luxembourg law of May 31, 1999 regarding the domiciliation of companies, if applicable;

xv) that the execution by the Company of the Opinion Documents and the performance by the Company of its obligations under the Opinion Documents is in its corporate interest;

xvi) that the issue of Notes will not be considered as a public offering within the meaning of article 80 of the Luxembourg law on commercial companies, as amended;

xvii) that the Notes will not be listed on the Luxembourg Stock Exchange, unless the relevant requirements of Luxembourg law concerning such listing have been fulfilled;

xviii)    that the Notes are and remain in registered form only.



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Subject as mentioned herein, we are of the following opinion:

1. The Company has been duly incorporated as a societe anonyme and is validly existing under the laws of the Grand-Duchy of Luxembourg. We also inquired on the date hereof with the Greffe de la 2eme section du Tribunal d'Arrondissement de et a Luxembourg as to whether bankruptcy proceedings against the Company have been filed with the court. The person to whom we spoke confirmed orally that to her knowledge no order or resolution for the winding-up of the Company and no notice of appointment of a receiver (curateur) has been filed or was currently pending before the court.

2. The Company has the necessary corporate power under its Articles of Incorporation to execute the Opinion Documents and to perform its obligations under the Opinion Documents.

3. The Company has taken all necessary corporate action to authorize the entry into and the performance of the Opinion Documents.

4. The execution of the Opinion Documents by the Company and the Company's performance of its obligations under the Opinion Documents do not violate or conflict with any Luxembourg law, rule or regulation applicable to it or any provision of its Articles of Incorporation.

This opinion is subject to the following reservations:

(i) if the Opinion Documents were produced in proceedings before a Luxembourg court, such court may require that all or part of the Opinion Documents, or any of the documents or agreements referred to therein, be translated into French or German and registration of any such documents exhibited in any court proceedings or before any official authority (autorite constituee) in Luxembourg might be ordered, the registration tax being a fixed rate of 12,- EUR or an ad valorem rate depending on the nature of the registered document;

(ii) any court action brought by the Company is inadmissible until the publication of its Articles of Incorporation in the official journal called Memorial C, Recueil des Societes et Associations;

(iii) in case of default by the Company under any of its obligations, a Luxembourg court may grant damages rather than order specific performance;

(iv) a contractual provision allowing the service of process against the Company to a service agent could be overridden by Luxembourg statutory provisions allowing the valid securing of process against the Company in accordance with applicable laws only at the domicile of the Company;

(v) any enforcement against the Company would be subject to insolvency laws affecting creditors generally;



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(vi)      if proceedings were brought before a Luxembourg court, the effects of a trust may not be recognized in respect of assets located in Luxembourg;

(vii) whilst, in the event of proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against the Company in Luxembourg would be available only in Euro;

(viii)    we express no opinion with respect to tax matters;

(ix) any provision in the Opinion Documents stating that any rights and obligations shall bind successors and assigns of any party thereto may not be enforceable in Luxembourg in the absence of any further agreements to that effect with such successors and assigns;

(x) a Luxembourg court may determine contractually agreed evidence not to be conclusive and binding;

(xi) a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed under Luxembourg laws and by a Luxembourg court as constituting an excessive pecuniary remedy;

(xii) we express no opinion on the validity or enforceability under Luxembourg laws and before a Luxembourg court of any provisions providing for renunciation, before litigation arises, to the right to bring a claim in court;

(xiii) law suits in Luxembourg courts must be brought in the name of the principal and not in the name of the agent of the principal (nul ne plaide par procureur);

(xiv) we express no opinion as to the validity or enforceability as to any provisions providing for interest payable on due and payable interest;

(xv) a Luxembourg court will refuse to give effect to any particular provisions of a foreign law if its application in the circumstances of the case would either be contrary to the mandatory rules of Luxembourg law or incompatible with Luxembourg international public policy of international public order;

(xvi) where any party to any of the Opinion Documents is vested with a discretion or may determine a matter in its opinion, Luxembourg law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

(xvii) a termination condition is implicitly included in every loan agreement taking the form of a bond issue in the event of either of the parties failing to satisfy its obligations. In such case, the contract shall not be terminated ipso jure. The party against whom the obligation is in default shall have the option either of enforcement in kind of the agreement where this is possible or to apply for termination thereof with damages. Such



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          termination must be sought by application to the courts and the defendant may be granted a grace period, depending on the circumstances.


In this opinion Luxembourg legal concepts are expressed in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising thereunder be governed by Luxembourg law and be brought before a court in Luxembourg.

This opinion is addressed to the addressee solely for its benefit and on whose behalf it is acting and solely for the purpose of the Opinion Documents. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. Except as provided in the immediately preceding sentence, it is not to be transmitted to any other person nor is it to be relied upon by any other person (other than the legal adviser(s) of the addressee of this opinion) verified or for any other purpose quoted or referred to in any public document or filed with any governmental agency or other person without our consent. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any agreement or document referred to in the Opinion Documents or otherwise.


                                       Yours faithfully,



                             /s/ Oliver Peters             /s/ Guy Harles
                              Olivier Peters                 Guy Harles

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